The information in this preliminary pricing supplement is not complete and may be changed. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. This preliminary pricing supplement and the accompanying product supplement, underlying supplement, prospectus supplement and prospectus are not an offer to sell these securities, nor are they soliciting an offer to buy these securities, in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED AUGUST 14, 2026

Citigroup Global Markets Holdings Inc.	August-----, 2026 Medium-Term Senior Notes, Series N Pricing Supplement No. 2026-USNCH33628 Filed Pursuant to Rule 424(b)(2) Registration Statement Nos. 333-293732 and 333-293732-02

Trigger PLUS Securities with Auto-Callable Feature Based Upon the Performance of the EURO STOXX 50® Index Due September 4, 2031

Trigger Performance Leveraged Upside Securities℠ with Auto-Callable Feature

Principal at Risk Securities

▪	The securities offered by this pricing supplement are unsecured debt securities issued by Citigroup Global Markets Holdings Inc. and guaranteed by Citigroup Inc. Unlike conventional debt securities, the securities do not pay interest, do not guarantee the repayment of principal at maturity and are subject to potential automatic early redemption. Your return on the securities will depend on the performance of the EURO STOXX 50® Index (the “underlying index”).

▪	The securities provide for the possibility of repayment of principal plus a premium following the interim valuation date if the closing level of the underlying index on the interim valuation date is greater than or equal to the initial index level. If the closing level of the underlying index is not greater than or equal to the initial index level on the interim valuation date, the securities will not be automatically redeemed at a premium and, instead, you will receive a payment at maturity that may be greater than, equal to or less than the stated principal amount, depending on the performance of the underlying index from the pricing date to the final valuation date. If the securities are not automatically redeemed prior to maturity and the closing level of the underlying index on the final valuation date is less than 80% of the initial index level, you will lose at least 20%, and possibly all, of your investment in the securities. Investors in the securities must be willing to accept the risk of losing their entire initial investment.

▪	In order to obtain the modified exposure to the underlying index that the securities provide, investors must be willing to accept (i) an investment that may have limited or no liquidity and (ii) the risk of not receiving any amount due under the securities if we and Citigroup Inc. default on our obligations. All payments on the securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc.

KEY TERMS
Issuer:		Citigroup Global Markets Holdings Inc., a wholly owned subsidiary of Citigroup Inc.
Guarantee:		All payments due on the securities are fully and unconditionally guaranteed by Citigroup Inc.
Underlying index:		The EURO STOXX 50® Index (ticker symbol: “SX5E”)
Aggregate stated principal amount:		$
Stated principal amount:		$1,000 per security
Pricing date:		August , 2026 (expected to be August 31, 2026)
Issue date:		September , 2026 (expected to be September 3, 2026)
Maturity date:		September , 2031 (expected to be September 4, 2031)
Valuation dates:		Expected to be September 8, 2027 (the “interim valuation date”) and August 29, 2031 (the “final valuation date”), each subject to postponement if such date is not a scheduled trading day or certain market disruption events occur with respect to the underlying index
Automatic early redemption:		If, on the interim valuation date, the closing level of the underlying index is greater than or equal to the initial index level, the securities will be automatically redeemed on the third business day following the interim valuation date for an amount in cash per security equal to $1,000 plus the interim redemption premium. If the securities are automatically redeemed following the interim valuation date, they will cease to be outstanding.
Interim redemption premium:		The interim redemption premium is 17.40% of the stated principal amount. The interim redemption premium may be significantly less than the appreciation of the underlying index from the pricing date to the interim valuation date.
Payment at maturity:

If the securities have not previously been redeemed, you will receive at maturity, for each $1,000 stated principal amount security you then hold, an amount in cash equal to:

▪  If the final index level is greater than or equal to the initial index level: $1,000 + the leveraged return amount

▪  If the final index level is less than the initial index level but greater than or equal to the trigger level: $1,000

▪  If the final index level is less than the trigger level: $1,000 + ($1,000 × the index return)

If the securities are not automatically redeemed prior to maturity and the closing level of the underlying index on the final valuation date is less than the trigger level, your payment at maturity will be less, and possibly significantly less, than $800 per security and could be zero. You should not invest in the securities unless you are willing and able to bear the risk of losing a significant portion or all of your investment.

Initial index level:		, the closing level of the underlying index on the pricing date
Final index level:		The closing level of the underlying index on the final valuation date
Trigger level:		, 80% of the initial index level
Index return:		(i) The final index level minus the initial index level, divided by (ii) the initial index level
Leveraged return amount:		$1,000 × the index return × the leverage factor
Leverage factor:		150.00%
Listing:		The securities will not be listed on any securities exchange, may have limited or no liquidity and are designed to be held to maturity
CUSIP / ISIN:		17334CKU7 / US17334CKU70
Underwriter:		Citigroup Global Markets Inc. (“CGMI”), an affiliate of the issuer, acting as principal
Underwriting fee and issue price:	Issue price(1)(2)	Underwriting fee	Proceeds to issuer
Per security:	$1,000.00	$27.50(2)	$967.50
$5.00(3)
Total:	$	$	$

(1) Citigroup Global Markets Holdings Inc. currently expects that the estimated value of the securities on the pricing date will be at least $910.50 per security, which will be less than the issue price.  The estimated value of the securities is based on CGMI’s proprietary pricing models and our internal funding rate. It is not an indication of actual profit to CGMI or other of our affiliates, nor is it an indication of the price, if any, at which CGMI or any other person may be willing to buy the securities from you at any time after issuance. See “Valuation of the Securities” in this pricing supplement.

(2) CGMI, an affiliate of Citigroup Global Markets Holdings Inc. and the underwriter of the sale of the securities, is acting as principal and will receive an underwriting fee of $32.50 for each $1,000 security sold in this offering.  Certain selected dealers, including Morgan Stanley Wealth Management, and their financial advisors will collectively receive from CGMI a fixed selling concession of $27.50 for each $1,000 security they sell.  Additionally, it is possible that CGMI and its affiliates may profit from expected hedging activity related to this offering, even if the value of the securities declines.  See “Use of Proceeds and Hedging” in the accompanying prospectus. In addition, CGMI will pay to one or more electronic platform providers a fee of $0.50 for each security sold in this offering where related selected dealers and/or custodians implement or utilize such providers.

(3) Reflects a structuring fee payable to Morgan Stanley Wealth Management by CGMI of $5.00 for each security.

Investing in the securities involves risks not associated with an investment in conventional debt securities. See “Summary Risk Factors” beginning on page PS-6.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the securities or determined that this pricing supplement and the accompanying product supplement, underlying supplement, prospectus supplement and prospectus are truthful or complete. Any representation to the contrary is a criminal offense. You should read this pricing supplement together with the accompanying product supplement, underlying supplement, prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below.

Product Supplement No. EA-02-12 dated February 25, 2026          Underlying Supplement No. 13 dated February 25, 2026

Prospectus Supplement and Prospectus each dated February 25, 2026

The securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Citigroup Global Markets Holdings Inc.
Trigger PLUS Securities with Auto-Callable Feature Based Upon the Performance of the EURO STOXX 50® Index Due September , 2031 Principal at Risk Securities

Additional Information

The terms of the securities are set forth in the accompanying product supplement, prospectus supplement and prospectus, as supplemented by this pricing supplement. The accompanying product supplement, prospectus supplement and prospectus contain important disclosures that are not repeated in this pricing supplement. For example, certain events may occur that could affect whether the securities are automatically redeemed or your payment at maturity. These events and their consequences are described in the accompanying product supplement in the sections “Description of the Securities—Consequences of a Market Disruption Event; Postponement of a Valuation Date” and “Description of the Securities—Certain Additional Terms for Securities Linked to an Underlying Index—Discontinuance or Material Modification of an Underlying Index,” and not in this pricing supplement. The accompanying underlying supplement contains important disclosures regarding the underlying index that are not repeated in this pricing supplement. It is important that you read the accompanying product supplement, underlying supplement, prospectus supplement and prospectus together with this pricing supplement in deciding whether to invest in the securities. Certain terms used but not defined in this pricing supplement are defined in the accompanying product supplement.

August 2026	PS-2

Citigroup Global Markets Holdings Inc.
Trigger PLUS Securities with Auto-Callable Feature Based Upon the Performance of the EURO STOXX 50® Index Due September , 2031 Principal at Risk Securities

Investment Summary

The securities do not provide for the payment of interest.  Instead, if the closing level of the underlying index on the interim valuation date is greater than or equal to the initial index level, the securities will be automatically redeemed for an amount in cash per security equal to $1,000 plus a premium as described below.  No further payments will be made on the securities once they have been redeemed.  At maturity, if the securities have not previously been redeemed and the final index level is greater than or equal to the initial index level, investors will receive an amount in cash per security equal to $1,000 plus the leveraged return amount, which offers the investor the opportunity to capture enhanced returns, relative to a direct investment, in the appreciation of the underlying.  If the securities have not previously been redeemed and the final index level is less than the initial index level but greater than or equal to the trigger level, investors will receive the stated principal amount of $1,000 per security.  However, if the securities are not redeemed prior to maturity and the final index level is less than the trigger level, investors will be exposed to the depreciation of the underlying index from the initial index level to the final index level on a 1-to-1 basis, and will receive a payment at maturity that is less than 80% of the stated principal amount of the securities and could be zero. Accordingly, investors in the securities must be willing to accept the risk of losing their entire initial investment.  Investors will not participate in any appreciation of the underlying index.

Maturity:	Approximately 5 years
Automatic early redemption:	If, on the interim valuation date, the closing level of the underlying index is greater than or equal to the initial index level, the securities will be automatically redeemed on the third business day following the interim valuation date for an amount in cash per security equal to $1,000 plus the interim redemption premium. If the securities are automatically redeemed following the interim valuation date, they will cease to be outstanding and you will not be entitled to receive the payment that would otherwise have been due at maturity.
Interim redemption premium:	The interim redemption premium is 17.40% of the stated principal amount. The interim redemption premium may be significantly less than the appreciation of the underlying index from the pricing date to the applicable valuation date.
Leveraged return amount:	$1,000 × the index return × the leverage factor
Leverage factor:	150.00%. The leverage factor applies only if the final index level is greater than the initial index level.
Payment at maturity:

If the securities have not previously been redeemed, you will receive at maturity, for each $1,000 stated principal amount security you then hold, an amount in cash equal to:

▪   If the final index level is greater than or equal to the initial index level:
$1,000 + the leveraged return amount

▪   If the final index level is less than the initial index level but greater than or equal to the trigger level: $1,000

▪   If the final index level is less than the trigger level:
$1,000 + ($1,000 × the index return)

August 2026	PS-3

Citigroup Global Markets Holdings Inc.
Trigger PLUS Securities with Auto-Callable Feature Based Upon the Performance of the EURO STOXX 50® Index Due September , 2031 Principal at Risk Securities

Key Investment Rationale

The securities do not provide for the payment of interest.  Instead, if the closing level of the underlying index on the interim valuation date is greater than or equal to the initial index level, the securities will be automatically redeemed. If the securities are not automatically redeemed following the interim valuation date, the securities will offer the potential for a leveraged return at maturity if the underlying appreciates from the initial index level to the final index level.

The following scenarios are for illustrative purposes only to demonstrate how an automatic early redemption payment or the payment at maturity (if the securities have not previously been redeemed) are calculated, and do not attempt to demonstrate every situation that may occur.  Accordingly, the securities may or may not be redeemed prior to maturity and the payment at maturity may be less than 80% of the stated principal amount of the securities and may be zero.

Scenario 1: The securities are automatically redeemed prior to maturity	If the closing level of the underlying index is greater than or equal to the initial index level on the interim valuation date, the securities will be automatically redeemed for an amount in cash per security equal to $1,000 plus the interim redemption premium. Investors do not participate in any appreciation of the underlying index.
Scenario 2: The securities are not automatically redeemed prior to maturity, and investors receive an amount in cash per security equal to $1,000 plus leveraged return amount	This scenario assumes that the closing level of the underlying index is less than the initial index level on the interim valuation date. Consequently, the securities are not redeemed prior to maturity. On the final valuation date, the final index level is greater than the initial index level. At maturity, investors will receive a cash payment equal to $1,000 plus the leveraged return amount. If not automatically redeemed prior to maturity, the securities offer investors an opportunity to capture enhanced returns relative to a direct investment in the underlying index.
Scenario 3: The securities are not automatically redeemed prior to maturity, and investors receive the stated principal amount at maturity	This scenario assumes that the closing level of the underlying index is less than the initial index level on the interim valuation date. Consequently, the securities are not redeemed prior to maturity. On the final valuation date, the final index level is less than the initial index level, but greater than or equal to the trigger level. At maturity, investors will receive a cash payment equal to the $1,000 stated principal amount per security.
Scenario 4: The securities are not automatically redeemed prior to maturity, and investors suffer a substantial loss of principal at maturity	This scenario assumes that the closing level of the underlying index is less than the initial index level on the interim valuation date. Consequently, the securities are not redeemed prior to maturity. On the final valuation date, the final index level is less than the trigger level. At maturity, investors will lose 1% for every 1% decline in the value of the underlying index from the initial index level to the final index level (e.g., a 50% depreciation in the underlying index will result in a payment at maturity of $500 per security). Under these circumstances, the payment at maturity will be significantly less than the stated principal amount and could be zero.

August 2026	PS-4

Citigroup Global Markets Holdings Inc.
Trigger PLUS Securities with Auto-Callable Feature Based Upon the Performance of the EURO STOXX 50® Index Due September , 2031 Principal at Risk Securities

Hypothetical Examples

The following table illustrates how the amount payable per security will be calculated if the closing level of the underlying index is greater than or equal to the initial index level on the interim valuation date. Figures below have been rounded for ease of analysis.

Investors in the securities will not receive any dividends on the stocks that constitute the underlying index. The examples below do not show any effect of lost dividend yield over the term of the securities. See “Summary Risk Factors—Investing in the securities is not equivalent to investing in the underlying index or the stocks that constitute the underlying index” below.

If the closing level of the underlying index is greater than or equal to the initial index level on the interim valuation date . . .	. . . then you will receive the following payment per security upon automatic early redemption:
September 8, 2027	$1,000 + premium = $1,000 + $174.00 = $1,174.00

In order to receive the premium indicated above, the closing level of the underlying index must be greater than or equal to the initial index level on the interim valuation date.

The examples below illustrate how the payment at maturity will be calculated if the closing level of the underlying index is not greater than or equal to the initial index level on the interim valuation date. The examples are based on a hypothetical initial index level of 100.00 and a hypothetical trigger level of 80.000 and the hypothetical final index levels indicated below and do not reflect the actual initial index level or trigger level.  For the actual initial index level and trigger level, see the cover page of this pricing supplement.  We have used these hypothetical values, rather than actual values, to simplify calculations and aid understanding of how the securities work.  However, you should understand that the actual payment at maturity on the securities will be calculated based on the actual initial index level and trigger level, and not the hypothetical values indicated below.  For ease of analysis, figures below have been rounded.

Example 1—Upside Scenario. The hypothetical final index level is 105 (a 5.00% increase from the hypothetical initial index level), which is greater than the hypothetical initial index level.

Payment at maturity per security = $1,000 + the leveraged return amount

= $1,000 + ($1,000 × the index return × the leverage factor)

= $1,000 + ($1,000 × 5.00% × 150.00%)

= $1,000 + $75.00 = $1,075.00

Because the underlying index appreciated from the hypothetical initial index level to the hypothetical final index level, your payment at maturity in this scenario would be equal to the $1,000 stated principal amount per security plus the leveraged return amount, or $1,075 per security.

Example 2—Par Scenario. The hypothetical final index level is 90 (a 10% decrease from the hypothetical initial index level).

In this scenario, because the final index level is less than the initial index level but greater than the trigger level, you would be repaid the stated principal amount of $1,000 per security at maturity but would not receive any premium or other positive return.

Example 3—Downside Scenario.  The hypothetical final index level is 40 (a 60% decrease from the hypothetical initial index level).

In this scenario, because the final index level is less than the trigger level, the payment at maturity per security would be calculated as follows:

Payment at maturity per security = $1,000 + ($1,000 × the index return)

  =       $1,000 + ($1,000 × -60%)

  =       $1,000 + -$600

  =       $400

In this scenario, the underlying index has depreciated by more than 20% from the initial index level to the final index level, which is less than the trigger level.  Accordingly, your payment at maturity in this scenario would reflect 1-to-1 downside exposure to the depreciation of the underlying index from the initial index level to the final index level, and you would incur a significant loss on your investment.

If the securities are not automatically redeemed prior to maturity and the closing level of the underlying index on the final valuation date is less than 80% of the initial index level, you will lose at least 20%, and possibly all, of your investment in the securities.

August 2026	PS-5

Citigroup Global Markets Holdings Inc.
Trigger PLUS Securities with Auto-Callable Feature Based Upon the Performance of the EURO STOXX 50® Index Due September , 2031 Principal at Risk Securities

Summary Risk Factors

An investment in the securities is significantly riskier than an investment in conventional debt securities.  The securities are subject to all of the risks associated with an investment in our conventional debt securities (guaranteed by Citigroup Inc.), including the risk that we and Citigroup Inc. may default on our obligations under the securities, and are also subject to risks associated with the underlying index.  Accordingly, the securities are appropriate only for investors who are capable of understanding the complexities and risks of the securities.  You should consult your own financial, tax and legal advisors as to the risks of an investment in the securities and the appropriateness of the securities in light of your particular circumstances.

The following is a summary of certain key risk factors for investors in the securities.  You should read this summary together with the more detailed description of risks relating to an investment in the securities contained in the section “Risk Factors Relating to the Securities” beginning on page EA-6 in the accompanying product supplement.  You should also carefully read the risk factors included in the accompanying prospectus supplement and in the documents incorporated by reference in the accompanying prospectus, including Citigroup Inc.’s most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q, which describe risks relating to the business of Citigroup Inc. more generally.

▪	You may lose a significant portion or all of your investment. Unlike conventional debt securities, the securities do not guarantee repayment of the stated principal amount at maturity. If the securities are not automatically redeemed prior to maturity, your payment at maturity will depend on the performance of the underlying index. If the closing level of the underlying index on the final valuation date is less than the trigger level, you will lose 1% of the stated principal amount of the securities for every 1% by which the underlying index has declined from the initial index level. There is no minimum payment at maturity on the securities, and you may lose your entire investment in the securities.

▪	The trigger feature of the securities exposes you to particular risks. If the closing level of the underlying index on the final valuation date is less than the trigger level, you will lose 1% of the stated principal amount of the securities for every 1% by which the underlying index has declined from the initial index level. Although you will be repaid your stated principal amount at maturity if the underlying index depreciates by 20% or less from the initial index level, you will have full downside exposure to the underlying index if it depreciates by more than 20%. As a result, you may lose your entire investment in the securities.

▪	The securities do not pay interest. You should not invest in the securities if you seek current income during the term of the securities.

▪	The term of the securities may be as short as one year. If the closing level of the underlying index on the interim valuation date is greater than or equal to the initial index level, the securities will be automatically redeemed.

▪	Investing in the securities is not equivalent to investing in the underlying index or the stocks that constitute the underlying index. You will not have voting rights, rights to receive any dividends or other distributions or any other rights with respect to any of the stocks that constitute the underlying index. It is important to understand that, for purposes of measuring the performance of the underlying index, the level used will not reflect the receipt or reinvestment of dividends or distributions on the stocks that constitute the underlying index. Dividend or distribution yield on the stocks that constitute the underlying index would be expected to represent a significant portion of the overall return on a direct investment in the stocks that constitute the underlying index, but will not be reflected in the performance of the underlying index as measured for purposes of the securities (except to the extent that dividends and distributions reduce the level of the underlying index). Moreover, unlike a direct investment in the underlying index, the appreciation potential of the securities is limited, as described above.

▪	Your return on the securities depends on the closing level of the underlying index on two days. Because your payment upon automatic early redemption, if applicable, or at maturity depends on the closing level of the underlying index solely on one of the two valuation dates, you are subject to the risk that the closing level of the underlying index on those days may be lower, and possibly significantly lower, than on one or more other dates during the term of the securities. If you had invested in another instrument linked to the underlying index that you could sell for full value at a time selected by you, or if the return on the securities was based on an average of closing levels of the underlying index, you might have achieved better returns.

▪	The securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. If we default on our obligations under the securities and Citigroup Inc. defaults on its guarantee obligations, you may not receive any amounts owed to you under the securities.

▪	The securities will not be listed on any securities exchange and you may not be able to sell them prior to maturity. The securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the securities. CGMI currently intends to make a secondary market in relation to the securities and to provide an indicative bid price for the securities on a daily basis. Any indicative bid price for the securities provided by CGMI will be determined in CGMI’s sole discretion, taking into account prevailing market conditions and other relevant factors, and will not be a representation by CGMI that the securities can be sold at that price, or at all. CGMI may suspend or terminate making a market and providing indicative bid prices without notice, at any time and for any reason. If CGMI suspends or terminates making a market, there may be no secondary market at all for the securities because it is likely that CGMI will be the only broker-dealer that is willing to buy your securities prior to maturity. Accordingly, an investor must be prepared to hold the securities until maturity.

August 2026	PS-6

Citigroup Global Markets Holdings Inc.
Trigger PLUS Securities with Auto-Callable Feature Based Upon the Performance of the EURO STOXX 50® Index Due September , 2031 Principal at Risk Securities

▪	The estimated value of the securities on the pricing date, based on CGMI’s proprietary pricing models and our internal funding rate, is less than the issue price. The difference is attributable to certain costs associated with selling, structuring and hedging the securities that are included in the issue price. These costs include (i) the selling concessions and structuring fees paid in connection with the offering of the securities, (ii) hedging and other costs incurred by us and our affiliates in connection with the offering of the securities and (iii) the expected profit (which may be more or less than actual profit) to CGMI or other of our affiliates in connection with hedging our obligations under the securities. These costs adversely affect the economic terms of the securities because, if they were lower, the economic terms of the securities would be more favorable to you. The economic terms of the securities are also likely to be adversely affected by the use of our internal funding rate, rather than our secondary market rate, to price the securities. See “The estimated value of the securities would be lower if it were calculated based on our secondary market rate” below.

▪	The estimated value of the securities was determined for us by our affiliate using proprietary pricing models. CGMI derived the estimated value disclosed on the cover page of this pricing supplement from its proprietary pricing models. In doing so, it may have made discretionary judgments about the inputs to its models, such as the volatility of the underlying index, dividend yields on the stocks that constitute the underlying index and interest rates. CGMI’s views on these inputs may differ from your or others’ views, and as an underwriter in this offering, CGMI’s interests may conflict with yours. Both the models and the inputs to the models may prove to be wrong and therefore not an accurate reflection of the value of the securities. Moreover, the estimated value of the securities set forth on the cover page of this pricing supplement may differ from the value that we or our affiliates may determine for the securities for other purposes, including for accounting purposes. You should not invest in the securities because of the estimated value of the securities. Instead, you should be willing to hold the securities to maturity irrespective of the initial estimated value.

▪	The estimated value of the securities would be lower if it were calculated based on our secondary market rate. The estimated value of the securities included in this pricing supplement is calculated based on our internal funding rate, which is the rate at which we are willing to borrow funds through the issuance of the securities. Our internal funding rate is generally lower than our secondary market rate, which is the rate that CGMI will use in determining the value of the securities for purposes of any purchases of the securities from you in the secondary market. If the estimated value included in this pricing supplement were based on our secondary market rate, rather than our internal funding rate, it would likely be lower. We determine our internal funding rate based on factors such as the costs associated with the securities, which are generally higher than the costs associated with conventional debt securities, and our liquidity needs and preferences. Our internal funding rate is not an interest rate that we will pay to investors in the securities, which do not bear interest.

Because there is not an active market for traded instruments referencing our outstanding debt obligations, CGMI determines our secondary market rate based on the market price of traded instruments referencing the debt obligations of Citigroup Inc., our parent company and the guarantor of all payments due on the securities, but subject to adjustments that CGMI makes in its sole discretion.  As a result, our secondary market rate is not a market-determined measure of our creditworthiness, but rather reflects the market’s perception of our parent company’s creditworthiness as adjusted for discretionary factors such as CGMI’s preferences with respect to purchasing the securities prior to maturity.

▪	The estimated value of the securities is not an indication of the price, if any, at which CGMI or any other person may be willing to buy the securities from you in the secondary market. Any such secondary market price will fluctuate over the term of the securities based on the market and other factors described in the next risk factor. Moreover, unlike the estimated value included in this pricing supplement, any value of the securities determined for purposes of a secondary market transaction will be based on our secondary market rate, which will likely result in a lower value for the securities than if our internal funding rate were used. In addition, any secondary market price for the securities will be reduced by a bid-ask spread, which may vary depending on the aggregate stated principal amount of the securities to be purchased in the secondary market transaction, and the expected cost of unwinding related hedging transactions. As a result, it is likely that any secondary market price for the securities will be less than the issue price.

▪	The value of the securities prior to maturity will fluctuate based on many unpredictable factors. The value of your securities prior to maturity will fluctuate based on the level and volatility of the underlying index and a number of other factors, including the price and volatility of the stocks that constitute the underlying index, dividend yields on the stocks that constitute the underlying index, interest rates generally, the volatility of the exchange rate between the U.S. dollar and the euro, the correlation between that exchange rate and the level of the underlying index, the time remaining to maturity and our and/or Citigroup Inc.’s creditworthiness, as reflected in our secondary market rate. Changes in the level of the underlying index may not result in a comparable change in the value of your securities. You should understand that the value of your securities at any time prior to maturity may be significantly less than the issue price.

August 2026	PS-7

Citigroup Global Markets Holdings Inc.
Trigger PLUS Securities with Auto-Callable Feature Based Upon the Performance of the EURO STOXX 50® Index Due September , 2031 Principal at Risk Securities

▪	Immediately following issuance, any secondary market bid price provided by CGMI, and the value that will be indicated on any brokerage account statements prepared by CGMI or its affiliates, will reflect a temporary upward adjustment. The amount of this temporary upward adjustment will steadily decline to zero over the temporary adjustment period. See “Valuation of the Securities” in this pricing supplement.

▪   The underlying index is subject to risks associated with non-U.S. markets. Investments in securities linked to the value of non-U.S. stocks involve risks associated with the securities markets in those countries, including risks of volatility in those markets, governmental intervention in those markets and cross shareholdings in companies in certain countries. Also, there is generally less publicly available information about companies in some of these jurisdictions than about U.S. companies that are subject to the reporting requirements of the SEC. Further, non-U.S. companies are generally subject to accounting, auditing and financial reporting standards and requirements and securities trading rules that are different from those applicable to U.S. reporting companies. The prices of securities in foreign markets may be affected by political, economic, financial and social factors in those countries, or global regions, including changes in government, economic and fiscal policies and currency exchange laws. Moreover, the economies in such countries may differ favorably or unfavorably from the economy of the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.

▪	The underlying index performance will not be adjusted for changes in the exchange rate between the euro and the U.S. dollar. The underlying index is composed of stocks traded in euro, the value of which may be subject to a high degree of fluctuation relative to the U.S. dollar. However, the performance of the underlying index and the value of your securities will not be adjusted for exchange rate fluctuations. If the euro appreciates relative to the U.S. dollar over the term of the securities, your return on the securities will underperform an alternative investment that offers exposure to that appreciation in addition to the change in the level of the underlying index.

▪	Governmental regulatory actions, such as sanctions, could adversely affect your investment in the securities. Governmental regulatory actions, including, without limitation, sanctions-related actions by the U.S. or a foreign government, could prohibit or otherwise restrict persons from holding the securities or underlying shares, or engaging in transactions in them, and any such action could adversely affect the value of underlying shares. These regulatory actions could result in restrictions on the securities and could result in the loss of a significant portion or all of your initial investment in the securities, including if you are forced to divest the securities due to the government mandates, especially if such divestment must be made at a time when the value of the securities has declined.

▪	Our offering of the securities does not constitute a recommendation of the underlying index. The fact that we are offering the securities does not mean that we believe that investing in an instrument linked to the underlying index is likely to achieve favorable returns. In fact, as we are part of a global financial institution, our affiliates may have positions (including short positions) in the stocks that constitute the underlying index or in instruments related to the underlying index or such stocks, and may publish research or express opinions, that in each case are inconsistent with an investment linked to the underlying index. These and other activities of our affiliates may affect the level of the underlying index in a way that has a negative impact on your interests as a holder of the securities.

▪	The level of the underlying index may be adversely affected by our or our affiliates’ hedging and other trading activities. We expect to hedge our obligations under the securities through CGMI or other of our affiliates, who may take positions directly in the stocks that constitute the underlying index or in instruments related to the underlying index or such stocks and may adjust such positions during the term of the securities. Our affiliates also trade the stocks that constitute the underlying index and other financial instruments related to the underlying index or such stocks on a regular basis (taking long or short positions or both), for their accounts, for other accounts under their management or to facilitate transactions on behalf of customers. These activities could affect the level of the underlying index in a way that negatively affects the value of the securities. They could also result in substantial returns for us or our affiliates while the value of the securities declines.

▪	We and our affiliates may have economic interests that are adverse to yours as a result of our affiliates’ business activities. Our affiliates may currently or from time to time engage in business with the issuers of the stocks that constitute the underlying index, including extending loans to, making equity investments in or providing advisory services to such issuers. In the course of this business, we or our affiliates may acquire non-public information about such issuers, which we will not disclose to you. Moreover, if any of our affiliates is or becomes a creditor of any such issuer, they may exercise any remedies against such issuer that are available to them without regard to your interests.

▪	The calculation agent, which is an affiliate of ours, will make important determinations with respect to the securities. If certain events occur, such as market disruption events or the discontinuance of the underlying index, CGMI, as calculation agent, will be required to make discretionary judgments that could significantly affect your return on the securities. In making these judgments, the calculation agent’s interests as an affiliate of ours could be adverse to your interests as a holder of the securities.

▪	Adjustments to the underlying index may affect the value of your securities. The underlying index publisher may add, delete or substitute the stocks that constitute the underlying index or make other methodological changes that could affect the level of the underlying index. The underlying index publisher may discontinue or suspend calculation or publication of the underlying index at any time without regard to your interests as holders of the securities.

August 2026	PS-8

Citigroup Global Markets Holdings Inc.
Trigger PLUS Securities with Auto-Callable Feature Based Upon the Performance of the EURO STOXX 50® Index Due September , 2031 Principal at Risk Securities

▪	The U.S. federal tax consequences of an investment in the securities are unclear. There is no direct legal authority regarding the proper U.S. federal tax treatment of the securities, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the securities are uncertain, and the IRS or a court might not agree with the treatment of the securities as prepaid forward contracts. If the IRS were successful in asserting an alternative treatment of the securities, the tax consequences of the ownership and disposition of the securities might be materially and adversely affected. Moreover, future legislation, Treasury regulations or IRS guidance could adversely affect the U.S. federal tax treatment of the securities, possibly retroactively.

If you are a non-U.S. investor, you should review the discussion of withholding tax issues in “United States Federal Tax Considerations—Non-U.S. Holders” below.

You should read carefully the discussion under “United States Federal Tax Considerations” and “Risk Factors Relating to the Securities” in the accompanying product supplement and “United States Federal Tax Considerations” in this pricing supplement.  You should also consult your tax adviser regarding the U.S. federal tax consequences of an investment in the securities, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

August 2026	PS-9

Citigroup Global Markets Holdings Inc.
Trigger PLUS Securities with Auto-Callable Feature Based Upon the Performance of the EURO STOXX 50® Index Due September , 2031 Principal at Risk Securities

Information About the EURO STOXX 50® Index

The EURO STOXX 50® Index is a free float market capitalization-weighted index composed of 50 of the largest stocks in terms of free float market capitalization traded on major Eurozone exchanges. The EURO STOXX 50® Index is reported by Bloomberg L.P. under the ticker symbol “SX5E.”

STOXX Limited (“STOXX”) and its licensors and CGMI have entered into a non-exclusive license agreement providing for the license to CGMI and its affiliates, in exchange for a fee, of the right to use the EURO STOXX 50® Index, which is owned and published by STOXX, in connection with certain financial instruments, including the securities. For more information, see “Equity Index Descriptions— The STOXX Benchmark Indices—License Agreement” in the accompanying underlying supplement.

Please refer to the section “Equity Index Descriptions—The STOXX Benchmark Indices” in the accompanying underlying supplement for important disclosures regarding the EURO STOXX 50® Index.

Historical Information

The closing level of the EURO STOXX 50® Index on August 10, 2026 was 6,535.62.

The graph below shows the closing level of the EURO STOXX 50® Index for each day such level was available from January 4, 2016 to August 10, 2026. We obtained the closing levels from Bloomberg L.P., without independent verification. You should not take the historical levels of the EURO STOXX 50® Index as an indication of future performance.

EURO STOXX 50® Index – Historical Closing Levels* January 4, 2016 to August 10, 2026

* The red line indicates the hypothetical trigger level of 5,228.496, assuming the closing level on August 10, 2026 were the initial index level.

August 2026	PS-10

Citigroup Global Markets Holdings Inc.
Trigger PLUS Securities with Auto-Callable Feature Based Upon the Performance of the EURO STOXX 50® Index Due September , 2031 Principal at Risk Securities

United States Federal Tax Considerations

You should read carefully the discussion under “United States Federal Tax Considerations” and “Risk Factors Relating to the Securities” in the accompanying product supplement and “Summary Risk Factors” in this pricing supplement.

In the opinion of our counsel, Davis Polk & Wardwell LLP, a security should be treated as a prepaid forward contract for U.S. federal income tax purposes.  By purchasing a security, you agree (in the absence of an administrative determination or judicial ruling to the contrary) to this treatment. There is uncertainty regarding this treatment, and the IRS or a court might not agree with it.  Moreover, our counsel’s opinion is based on market conditions as of the date of this preliminary pricing supplement and is subject to confirmation on the pricing date.

Assuming this treatment of the securities is respected and subject to the discussion in “United States Federal Tax Considerations” in the accompanying product supplement, the following U.S. federal income tax consequences should result under current law:

•	You should not recognize taxable income over the term of the securities prior to maturity, other than pursuant to a sale or exchange.

•	Upon a sale or exchange of a security (including retirement at maturity), you should recognize capital gain or loss equal to the difference between the amount realized and your tax basis in the security. Such gain or loss should be long-term capital gain or loss if you held the security for more than one year.

We do not plan to request a ruling from the IRS regarding the treatment of the securities. An alternative characterization of the securities could materially and adversely affect the tax consequences of ownership and disposition of the securities, including the timing and character of income recognized. In addition, the U.S. Treasury Department and the IRS have requested comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar financial instruments and have indicated that such transactions may be the subject of future regulations or other guidance. Furthermore, members of Congress have proposed legislative changes to the tax treatment of derivative contracts. Any legislation, Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect. You should consult your tax adviser regarding possible alternative tax treatments of the securities and potential changes in applicable law.

Non-U.S. Holders. Subject to the discussions below and in “United States Federal Tax Considerations” in the accompanying product supplement, if you are a Non-U.S. Holder (as defined in the accompanying product supplement) of the securities, you generally should not be subject to U.S. federal withholding or income tax in respect of any amount paid to you with respect to the securities, provided that (i) income in respect of the securities is not effectively connected with your conduct of a trade or business in the United States, and (ii) you comply with the applicable certification requirements.

As discussed under “United States Federal Tax Considerations—Tax Consequences to Non-U.S. Holders” in the accompanying product supplement, Section 871(m) of the Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities (“U.S. Underlying Equities”) or indices that include U.S. Underlying Equities.  Section 871(m) generally applies to instruments that substantially replicate the economic performance of one or more U.S. Underlying Equities, as determined based on tests set forth in the applicable Treasury regulations.  However, the regulations, as modified by an IRS notice, exempt financial instruments issued prior to January 1, 2027 that do not have a “delta” of one.  Based on the terms of the securities and representations provided by us as of the date of this preliminary pricing supplement, our counsel is of the opinion that the securities should not be treated as transactions that have a “delta” of one within the meaning of the regulations with respect to any U.S. Underlying Equity and, therefore, should not be subject to withholding tax under Section 871(m).  However, the final determination regarding the treatment of the securities under Section 871(m) will be made as of the pricing date for the securities, and it is possible that the securities will be subject to withholding tax under Section 871(m) based on the circumstances as of that date.

A determination that the securities are not subject to Section 871(m) is not binding on the IRS, and the IRS may disagree with this treatment.  Moreover, Section 871(m) is complex and its application may depend on your particular circumstances, including your other transactions.  You should consult your tax adviser regarding the potential application of Section 871(m) to the securities.

If withholding tax applies to the securities, we will not be required to pay any additional amounts with respect to amounts withheld.

You should read the section entitled “United States Federal Tax Considerations” in the accompanying product supplement.  The preceding discussion, when read in combination with that section, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of owning and disposing of the securities.

You should also consult your tax adviser regarding all aspects of the U.S. federal income and estate tax consequences of an investment in the securities and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

August 2026	PS-11

Citigroup Global Markets Holdings Inc.
Trigger PLUS Securities with Auto-Callable Feature Based Upon the Performance of the EURO STOXX 50® Index Due September , 2031 Principal at Risk Securities

Supplemental Plan of Distribution

CGMI, an affiliate of Citigroup Global Markets Holdings Inc. and the underwriter of the sale of the securities, is acting as principal and will receive an underwriting fee of $32.50 for each $1,000 security sold in this offering.  From this underwriting fee, CGMI will pay selected dealers not affiliated with CGMI, including Morgan Stanley Wealth Management, and their financial advisors collectively a fixed selling concession of $27.50 for each $1,000 security they sell.  In addition, Morgan Stanley Wealth Management will receive a structuring fee of $5.00 for each security they sell. For the avoidance of doubt, the fees and selling concessions described in this pricing supplement will not be rebated if the securities are automatically redeemed prior to maturity.

The costs included in the original issue price of the securities will include a fee paid by CGMI to LFT Securities, LLC, an entity in which an affiliate of Morgan Stanley Wealth Management has an ownership interest, for providing certain electronic platform services with respect to this offering.

See “Plan of Distribution; Conflicts of Interest” in the accompanying product supplement and “Plan of Distribution” in each of the accompanying prospectus supplement and prospectus for additional information.

Valuation of the Securities

CGMI calculated the estimated value of the securities set forth on the cover page of this pricing supplement based on proprietary pricing models.  CGMI’s proprietary pricing models generated an estimated value for the securities by estimating the value of a hypothetical package of financial instruments that would replicate the payout on the securities, which consists of a fixed-income bond (the “bond component”) and one or more derivative instruments underlying the economic terms of the securities (the “derivative component”).  CGMI calculated the estimated value of the bond component using a discount rate based on our internal funding rate.  CGMI calculated the estimated value of the derivative component based on a proprietary derivative-pricing model, which generated a theoretical price for the instruments that constitute the derivative component based on various inputs, including the factors described under “Summary Risk Factors—The value of the securities prior to maturity will fluctuate based on many unpredictable factors” in this pricing supplement, but not including our or Citigroup Inc.’s creditworthiness.  These inputs may be market-observable or may be based on assumptions made by CGMI in its discretionary judgment.

The estimated value of the securities is a function of the terms of the securities and the inputs to CGMI’s proprietary pricing models. As of the date of this preliminary pricing supplement, it is uncertain what the estimated value of the securities will be on the pricing date because it is uncertain what the values of the inputs to CGMI’s proprietary pricing models will be on the pricing date.

For a period of approximately four months following issuance of the securities, the price, if any, at which CGMI would be willing to buy the securities from investors, and the value that will be indicated for the securities on any brokerage account statements prepared by CGMI or its affiliates (which value CGMI may also publish through one or more financial information vendors), will reflect a temporary upward adjustment from the price or value that would otherwise be determined.  This temporary upward adjustment represents a portion of the hedging profit expected to be realized by CGMI or its affiliates over the term of the securities.  The amount of this temporary upward adjustment will decline to zero on a straight-line basis over the four-month temporary adjustment period.  However, CGMI is not obligated to buy the securities from investors at any time.  See “Summary Risk Factors—The securities will not be listed on any securities exchange and you may not be able to sell them prior to maturity.”

Trigger Performance Leveraged Upside Securities℠ is a service mark of Morgan Stanley, used under license.

© 2026 Citigroup Global Markets Inc. All rights reserved. Citi and Citi and Arc Design are trademarks and service marks of Citigroup Inc. or its affiliates and are used and registered throughout the world.

August 2026	PS-12